Exhibit (k)(3)

FORM OF COMMON SHARES SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT, dated as of [•], 2024 (as it may from time to time be amended, this “Agreement”), is entered into by and between Pershing Square USA, Ltd., a Delaware statutory trust (the “Company”), and Pershing Square Capital Management L.P., a Delaware limited partnership (the “Purchaser”).

WHEREAS, the Company is a closed-end investment company that has registered with the U.S. Securities and Exchange Commission (the “Commission”) on Form N-8A under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company proposes to issue and sell its common shares of beneficial interest, no par value per share (the “Common Shares”), pursuant to a Registration Statement on Form N-2 (the “Registration Statement”) filed with the Commission in an offering (the “Offering”) registered under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the Company and the Purchaser have entered into Subscription Agreements, dated as February 15, 2024, May 22, 2024, May 31, 2024 and [•], 2024, respectively, pursuant to which the Purchaser purchased an aggregate of [•] Common Shares (the “Purchaser Initial Shares”) at a purchase price of $50.00 per Common Share

WHEREAS, in connection with the Offering, the Company desires to issue and sell and the Purchaser desires to purchase an aggregate of [•] Common Shares (the “Subscribed Common Shares” and, together with the Purchaser Initial Shares, the “Purchaser Common Shares”) with such Subscribed Common Shares to be registered under the Securities Act pursuant to the Registration Statement as part of the Offering; and

WHEREAS, at or prior to the time of the Closing Date (as defined below), the Company and the Purchaser shall enter into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the Company will grant certain registration rights to the Purchaser relating to the Purchaser Common Shares.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby, intending legally to be bound, agree as follows:

AGREEMENT

Section 1. Purchase and Sale of the Subscribed Shares.

A. On the Closing Date (as defined below), the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Subscribed Shares for an aggregate purchase price of $[•] (the “Aggregate Purchase Price,” subject to the terms and conditions set forth herein. The closing of the purchase and sale of the Subscribed Common Shares shall take place simultaneously with the closing of the Offering and the date of such closing shall be referred to herein as the “Closing Date.”

B. The closing of the purchase and sale of the Subscribed Common Shares shall take place by remote communications and by the exchange of signatures by electronic transmission on the Closing Date.

C. As payment in full for the Subscribed Common Shares being purchased under this Agreement, the Purchaser shall pay the Aggregate Purchase Price by wire transfer of immediately available funds in accordance with the Company’s wiring instructions, on the Closing Date.

D. The Company shall deliver to the Purchaser evidence of the issuance of the Subscribed Common Shares to the Purchaser, credited to book-entry accounts maintained by the transfer agent of the Company.

Section 2. Representations and Warranties of the Company. As a material inducement to the Purchaser to enter into this Agreement and purchase the Subscribed Common Shares, the Company hereby represents and warrants to the Purchaser (which representations and warranties shall survive the Closing Date) that:

A. Organization and Trust Power. The Company is a statutory trust validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite trust powers and authority necessary to execute and deliver this Agreement and carry out the transactions contemplated hereby.

B. Subscribed Shares. The Subscribed Common Shares have been duly authorized and upon the issuance of the Subscribed Common Shares pursuant to Section 1.A at a price that is in excess of the net asset value per Common Share, the Subscribed Common Shares will be validly issued, fully paid and non-assessable.

C. Authorization; No Breach.

(i) The execution, delivery and performance of this Agreement, the issuance and sale of the Subscribed Common Shares and the consummation of the other transactions contemplated hereby have been duly authorized by the Company as of the Closing Date, and no further approval or authorization is required on the part of the Company or its shareholders. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(ii) The execution and delivery by the Company of this Agreement, the issuance and sale of the Subscribed Common Shares and the consummation of the other transactions contemplated hereby do not and will not as of the Closing Date (a) conflict with or result in a breach of the terms, conditions or provisions of the amended and restated declaration of trust or the bylaws of the Company (in effect on the date hereof or as may be amended prior to completion of the contemplated Offering), (b) (1) constitute a default under or result in the creation of any lien, security interest, charge or encumbrance upon the Company’s capital stock or assets under, (2) result in a violation of, or (3) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency under, any material law, statute, rule, regulation, agreement, order, judgment or decree to which the Company is subject, except for any filings required after the date hereof under federal or state securities laws.

D. Governmental Consents. Assuming the accuracy of the representations made by the Purchaser in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except such as have been obtained and such as may be required (and shall be obtained prior to the consummation of the transactions contemplated by this Agreement) under the Securities Act (including the effectiveness of the Registration Statement) and pursuant to applicable state securities laws, if any.

E. No Other Representations. Except for the foregoing representations and warranties, the Company does not make, and hereby disclaims, any other representations or warranties. The Purchaser acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by the Company or any Person acting on their behalf) other than those expressly set out in this Agreement (or other related documents referred to herein) and that it will not have any right or remedy with respect to this Agreement arising out of any representation, warranty or other statement not expressly set out in this Agreement.

Section 3. Representations and Warranties of the Purchaser. As a material inducement to the Company to enter into this Agreement and issue and sell the Subscribed Common Shares to the Purchaser, the Purchaser hereby represents and warrants to the Company (which representations and warranties shall survive the Closing Date) that:

A. Organization and Requisite Authority. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

B. Authorization; No Breach.

(i) This Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law).

(ii) The execution and delivery by the Purchaser of this Agreement and the fulfillment of and compliance with the terms hereof by the Purchaser does not and shall not as of the Closing Date conflict with or result in a breach by the Purchaser of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which the Purchaser is subject.

Section 4. Restrictions on Transfer. The Purchaser agrees that it shall not, without the prior written consent of the Company, Transfer any of the Purchaser Common Shares until the date that is the ten (10) year anniversary of the Closing Date (the “Lock-up Period”). “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b). Notwithstanding the foregoing sentence, Purchaser may, during the Lock-up Period, transfer any Purchaser Common Shares to an Affiliate without the prior written consent of the Company. “Affiliate” shall mean (i) as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person or (ii) as to any Person that is a natural Person, means any such Person’s spouse, parents, children and siblings, whether by blood, adoption or marriage, or any trust or similar entity for the benefit of any of the foregoing Persons. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding anything to the contrary, investment funds or other clients of the Purchaser or any Affiliate thereof that provides investment advisory services, and any portfolio companies thereof, will not be deemed an Affiliate of Purchaser. “Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

Section 5. Conditions of the Purchaser’s Obligations. The obligations of the Purchaser to purchase and pay for the Subscribed Common Shares are subject to the fulfillment, on or before the Closing Date, of each of the following conditions:

A. Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct at and as of the Closing Date as though then made.

B. Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

C. No Injunction. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby, which prohibits the consummation of any of the transactions contemplated by this Agreement.

D. Registration Statement & Offering. The Registration Statement shall have been declared effective by the Commission under the Securities Act (and no-stop order suspending the effectiveness of the Registration Statement will have been issued and remain in effect), and the closing of the Offering shall occur substantially concurrently with the closing of the transactions contemplated by this Agreement.

Section 6. Conditions of the Company’s Obligations. The obligations of the Company to the Purchaser under this Agreement to issue the Subscribed Common Shares are subject to the fulfillment, on or before the Closing Date, of each of the following conditions:

A. Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct at and as of the Closing Date as though then made.

B. Performance. The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Closing Date.

C. No Injunction. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby, which prohibits the consummation of any of the transactions contemplated by this Agreement.

D. Registration Statement & Offering. The Registration Statement shall have been declared effective by the Commission under the Securities Act (and no-stop order suspending the effectiveness of the Registration Statement will have been issued and remain in effect) and the closing of the Offering shall occur substantially concurrently with the closing of the transactions contemplated by this Agreement.

Section 7. Termination. This Agreement may be terminated at any time (A) as mutually agreed by the Company and the Purchaser or (B) upon the election of either the Company or the Purchaser upon written notice to the other party if the closing of the Offering does not occur prior to December 31, 2024.

Section 8. Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Closing Date.

Section 9. Miscellaneous.

A. Further Assurances. The Purchaser agrees to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

B. Notices. All notices, statements or other documents which are required or contemplated by this Agreement shall be in writing and delivered: (i) personally or sent by first-class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

C. Entire Agreement. This Agreement, together with the Registration Rights Agreement, embodies the entire agreement and understanding between the Purchaser and the Company with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

D. Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

E. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors of the parties hereto whether so expressed or not. Notwithstanding the foregoing or anything to the contrary herein, the parties may not assign this Agreement, other than assignments by the Purchaser to affiliates thereof.

F. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

G. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, none of which need contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

H. No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

I. No Broker or Finder. Each of the parties hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the other. Each of the parties hereto agrees to indemnify and hold the other harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

J. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular section unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty or covenant.

K. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of New York applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof. The parties hereto irrevocably submit to the exclusive jurisdiction of any federal court sitting in the Southern District of New York or any state court located in New York County, State of New York, over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

L. Amendments. This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

PERSHING SQUARE USA, LTD.

By:
Name:
Title:

PERSHING SQUARE CAPITAL MANAGEMENT, L.P

By:	PS Management GP, LLC, its General Partner

By:
Name:
Title:

[Signature Page to Common Shares Subscription Agreement]